CONSULTING AGREEMENT


      THIS CONSULTING AGREEMENT (the "Agreement") dated and effective as of August 23, 2005 (the "Effective Date") is entered into by and between InfoSearch Media, Inc., a Delaware corporation, with its principal place of business located at 4086 Del Rey Avenue, Marina Del Rey, California 90292 its affiliates, subsidiaries, successors and assigns (the "Company") and Claudio Pinkus, an individual residing at 1871 Kimberly Lane, Los Angeles, California 90049 (the "Consultant").

      1. Engagement. The Company hereby agrees to retain the Consultant, and the Consultant agrees to be engaged by the Company in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and ending twelve (12) months thereafter unless earlier terminated in accordance with the provisions of Section 8 below (the "Term").

      2. Scope of Engagement. During the Term, the Consultant agrees to provide strategic and financial advisory services to the Company as may be directed by the Company's Chief Executive Officer or by its Board of Directors (the "Board"), as appropriate.

      3. Independent Contractor. Consultant agrees and acknowledges that he is an independent contractor and not an employee of the Company. This Agreement does not grant any authority to Consultant to act for the Company as its agent or make commitments for the Company, any such authority existing only in Consultant's capacity as a member of the Board. Consultant retains discretion in performing the tasks assigned to it within the scope of this Agreement, to be performed subject to the satisfaction of the Company. Consultant further agrees that other than expressly provided for in this Agreement, he shall be solely responsible for any and all taxes due and owing on amounts to be paid to Consultant under this Agreement. Consultant agrees to indemnity and hold harmless the Company for any amounts any government agency or entity determines should have been withheld from payments to Consultant as wages and for any liability assessed by any governmental agency for failure to withhold from such payments, including, but not limited to, fines, penalties or interest. The terms of this Section 3 shall survive termination or cancellation of this Agreement.

      4.    Compensation.

            (a) Base Payments. During the Term of this Agreement, the Company shall pay, and the Consultant agrees to accept, in consideration for the Consultant's services hereunder, pro rata semi-monthly payments of the annual consulting fee of $100,000.

            (b) Bonus Payments. During the Term of this Agreement, the Consultant shall be entitled to a quarterly bonus in an amount not to exceed $25,000 for each quarter (or pro-rata portion thereof in the case of a period of less than three (3) months) within the Board's sole discretion based on its review of the operating performance of the Company during the quarter to which the bonus pertains. Such review by the Board shall be based on an evaluation of the Company's results of operations relative to the Company's achievement of certain milestones established for the Company's operational performance and milestones established for the Consultant's performance that shall be agreed to by the Consultant and the Board within ninety (90) days of the date hereof. Each quarterly bonus shall be paid by the Company to the Consultant promptly after the first meeting of the Board following the closing of the quarter in question, but in no case later than 45 days after the closing of each quarter.

      5. Business Expenses. During the Term of this Agreement, the Consultant shall be entitled to payment or reimbursement of any and all reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Consultant for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require, evidencing that the Consultant, in fact, incurred or paid said expenses.


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      6.    Work for Hire Arrangement. The Consultant acknowledges and understands that his relationship to the Company is that of an independent contractor under a "work for hire" arrangement. The Company and the Consultant hereby agree that all work product developed or produced by the Consultant as a result of or in connection with the performance by the Consultant of his services under this Agreement shall be deemed to be owned by the Company, and Consultant hereby assigns the ownership thereof to the Company. The Consultant and the Consultant agree to execute and provide the Company documentation satisfactory to the Company to assure or perfect the recordation of such right, title and interest in and to all such work product. In addition, to the extent that any such work product may, under any applicable law, be considered not to be a work made for hire, the Consultant hereby assigns to the Company on an exclusive basis any and all right, title and interest in and to such work product, and to any and all intellectual property rights associated therewith or arising therefrom. The Consultant also agrees that he will, on request by the Company, execute any and all further assignments and recordation documents necessary to record or further perfect the ownership in the Company of all such work product and all intellectual property rights associated therewith, and will cooperate with and assist the Company in the protection and enforcement of the Company' rights in such work product. If by operation of law the Consultant is deemed to retain any rights in or to the intellectual property in or associated with any such work product, he hereby waives all such rights. Further, the Consultant does hereby assign to the Company all intellectual property rights in and to any work created by him for the Company prior to the date hereof.

      7.    Restricted Stock Awards.

            (a) Grant of Restricted Stock. Within one hundred and eighty (180) calendar days after the Effective Date of this Agreement, the Company shall grant to the Consultant 675,000 shares of Restricted Stock under the Company's 2004 Stock Option Plan (the date of such grant shall be referred to herein as the "Grant Date"). Provided that this Agreement has not been terminated by the Company for Cause pursuant to Section 8(c)(i)(a) or by the Consultant pursuant to Section 8(e)(i) under circumstances where the Consultant also resigns from the Board, the aforementioned shares of Restricted Stock shall vest on the dates outlined below:

                  (i)   225,000 shares of Restricted Stock on January 4, 2006;

                  (ii)  150,000 shares of Restricted Stock on February 23, 2006;

                  (iii) 150,000 shares on April 23, 2006; and

                  (iv)  150,000 shares on August 23, 2006.

Notwithstanding the forgoing, in the event that the Company does not complete an Approved Financing by August 23, 2006, then all 675,000 shares of Restricted Stock granted pursuant to this Section 7(a) shall vest at that time.

            (b) Taxes. The Company will permit the Consultant to participate as a selling stockholder in one or more Approved Financings in order to enable the Consultant to satisfy his tax obligations incident to the Restricted Stock award set forth above. In the event (a) the Company is unable to complete a financing transaction or is unable to complete a transaction with net proceeds in excess of $2 million prior to the date the tax is due or (b) the Executive does not participate as a selling stockholder in any such financing, then the Company will, by January 15, 2006, pay to the Executive the amount required to satisfy the Executive's full tax liability; provided, however, that the Company's obligation to pay such amount shall be conditioned on the Consultant's filing of an 83(b) election within 15 business days of the Grant Date.

            (c) Other Benefits. Notwithstanding anything to the contrary in past practice of the Company, the Company shall maintain in effect and good standing a directors and officers liability insurance policy covering the Consultant in his capacity as a member of the Board having a coverage amount of not less than $10,000,000. The Company will provide Consultant with a monthly stipend of $800 for the purchase of benefits.

      8.    Termination of Agreement.

            (a) "Death." In the event that, during the Term of this Agreement, the Consultant dies, this Agreement shall automatically terminate and the Company shall have no further obligations to the Consultant or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Consultant's heirs, administrators or executors any earned but unpaid compensation pursuant to
Section 4.

            (b) "Disability." In the event that, during the Term of this Agreement, the Consultant shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability, as defined hereinbelow, this Agreement shall automatically terminate and the Company shall have no further obligations to the Consultant or his heirs, administrators or executors with respect to compensation accruing thereafter, except for the obligation to pay the Consultant's heirs, administrators or executors any earned but unpaid compensation pursuant to
Section 4. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that, in the Board's discretion, based upon the medical opinions of two qualified physicians specializing in the area or areas of the Consultant's affliction, one of whom shall be chosen by the Board and one of whom shall be chosen by the Consultant, prevents the performance by the Consultant, with or without reasonable accommodation, of his duties and responsibilities hereunder for a continuous period of not less than six consecutive months.

            (c)   "Cause."

                  (i) At any time during the Term of this Agreement, the Company may terminate this Agreement for "Cause." For purposes of this Agreement, "Cause" shall mean: (a) the willful and continued failure of the Consultant to perform substantially his services to the Company (other than any such failure resulting from a Disability) after a written demand by the Board for substantial performance is delivered to the Consultant by the Company, which specifically identifies the manner in which the Board believes that the Consultant has not substantially performed the services contemplated hereby, which willful and continued failure is not cured by the Consultant within thirty
(30) days of his receipt of said written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony; or (c) fraud, dishonesty, competition with the Company in violation of Section 10, unauthorized use of any of the Company's or any subsidiary's trade secrets or confidential information, or gross misconduct which is materially and demonstratively injurious to the Company. Termination under Sections 8(c)(i)(b) and 8(c)(i)(c) above shall not be subject to cure.

                  (ii)  Termination of this Agreement for "Cause" pursuant to
Section 8(c)(i)(a) shall be made by delivery to the Consultant of a copy of the written demand referred to in Section 8(c)(i)(a), or pursuant to Sections 8(c)(i)(b) or (c) by delivery to the Consultant of a written notice from the Board, either of which shall specify the basis of such termination, the conduct justifying such termination, and the particulars thereof and finding that in the reasonable judgment of the Board, the conduct set forth in Sections 8(c)(i)(a), 8(c)(i)(b) or 8(c)(i)(c), as applicable, has occurred and that such occurrence warrants the termination of this Agreement. Upon receipt of such demand or notice, the Executive shall be entitled to appear before the Board for the purpose of demonstrating that "Cause" for termination does not exist or that the circumstances which may have constituted "Cause" have been cured in accordance with the provisions of Section 8(c)(i). No termination shall be final until the Board has reached a determination regarding "Cause" following such appearance.

                  (iii) Upon termination of this Agreement for "Cause," the Company shall have no further obligations or liability to the Consultant or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Consultant's heirs, administrators or executors any earned but unpaid compensation pursuant to
Section 4.

            (d)   "Good Reason."

                  (i) At any time during the Term of this Agreement, subject to the conditions set forth in Section 8(d)(iii) below, the Consultant may terminate this Agreement for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean a material breach of this Agreement by the Company. For purposes of this Agreement, a material breach shall include a change in control.

                  (ii) For purposes of this Agreement, "Change of Control" means the Company's Board votes to approve: (a) any consolidation or merger of the Company pursuant to which 50 percent or more of the outstanding voting securities of the surviving or resulting company are not owned collectively by the common share and warrant holders of the Company as of the Effective Date (the "Current Control Group"); (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer; (c) any person or persons (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), other than the Current Control Group, shall acquire or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of 50 percent or more of outstanding voting securities of the Company; or (d) commencement by any entity, person, or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer where the offeree acquires more than fifty (50%) percent of the then outstanding voting securities of the Company.

                  (iii) The Consultant shall be entitled to terminate this Agreement for "Good Reason" provided that he has delivered written notice to the Company of his intention to terminate this Agreement for "Good Reason" within fifteen (15) business days after the date on which the Consultant obtains actual knowledge of a breach by the Company of this Agreement. Such notice, if given by the Consultant pursuant to Section 8(d)(iii) hereof, shall specify in reasonable detail the circumstances claimed to provide the basis for such termination for "Good Reason." Notwithstanding the foregoing, the Consultant shall not be entitled to terminate this Agreement if the Company has eliminated the circumstances constituting "Good Reason" within 30 days of its receipt from the Consultant of the written notice described in this Section 8(d)(iii).

                  (iv) In the event that the Consultant terminates this Agreement for "Good Reason," the Company shall pay or provide to the Consultant (or, following his death, to the Consultant's heirs, administrators or executors): (a) any earned but unpaid compensation pursuant to Section 4. In addition, the Company shall pay the Consultant an amount in cash equal to the sum of the semi-monthly payments due under Section 4 through the end of the Term as would have been due had the Agreement not been terminated pursuant to this
Section 8(d)(iv). In addition, any unvested shares of Restricted Stock granted pursuant to Section 7(a) will automatically vest in the event that the Consultant terminates this Agreement with the Company pursuant to this Section 8(d)(iv).

            (e)   For "Convenience."

                  (i) By the Consultant. At any time during the Term of this Agreement, the Consultant shall be entitled to terminate this Agreement without "Cause" or "Good Reason" as these terms are defined hereinabove, by providing prior written notice of at least forty-five (45) days to the Company. Upon termination by the Consultant of this Agreement pursuant to this Section 8(e)(i), the Company shall have no further obligations to the Consultant or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Consultant's heirs, administrators or executors any earned but unpaid compensation pursuant to
Section 4.

                  (ii) By The Company. At any time during the Term of this Agreement, the Company shall be entitled to terminate this Agreement by providing written notice to the Consultant at least forty-five (45) days prior to the termination date. Upon termination by the Company of this Agreement without Cause, the Company shall pay or provide to the Consultant (or, following his death, to the Consultant's heirs, administrators or executors): (a) any earned but unpaid compensation pursuant to Section 4. In addition, so long as Consultant has not and does not violate the provisions of Sections 3, 6, 9 and 10 of this Agreement, the Company shall pay the Consultant an amount in cash equal to the sum of the semi-monthly payments due under Section 4 through the end of the Term as would have been due had the Agreement not been terminated pursuant to this Section 8(e)(ii). In addition, any unvested shares of Restricted Stock granted pursuant to Section 7(a) will automatically vest in the event that the Company terminates this Agreement pursuant to this Section 8(e)(ii).

      9.    Confidential Information.

            (a) The Consultant expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers ("Confidential Information"). The term "Confidential Information" means, without limitation, information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

            (b) Except as authorized in writing by the Board, during the performance of the Consultant's duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers, the Consultant agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity the Confidential Information, whether or not prepared or developed by the Consultant. Confidential Information includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked "trade secret" or "confidential" or any similar legend: (i) lists of and/or information concerning customers, suppliers, employees, consultants, and/or co-venturers of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers;
(iii) information concerning the business of the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company's contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) technical information concerning products and services of the Company, its affiliates and/or its clients or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients or customers; (vi) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company, its affiliates and/or its clients or customers; (vii) any other information disclosed to the Consultant by, or which the Consultant obtained under a duty of confidence from, the Company, its affiliates and/or its clients or customers; (viii) all other information concerning the Company not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business of the Company, its affiliates and/or its clients or customers.

            (c) The Consultant affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any other person or entity in providing services to the Company.

            (d) In the event that this Agreement terminates for any reason, the Consultant shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

      10.   Non-Competition And Non-Solicitation.

            (a) The Consultant agrees and acknowledges that the Confidential Information that the Consultant has already received and will receive are valuable to the Company, its affiliates and/or its clients or customers, and that its protection and maintenance constitutes a legitimate business interest of Company, its affiliates and/or its clients or customers to be protected by the non-competition restrictions set forth herein. The Consultant agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Consultant. The Consultant also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the "Geographic Boundary"), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The Consultant also acknowledges that the business of the Company is content-based search engine marketing firm utilizing content (i) developed through internal and external resources and partners, (ii) licensed from third parties or (iii) placed on a website by third parties (e.g., a blog or clearinghouse site) in order to drive user traffic to advertisements relevant to such content, as well as to client websites (the "Business of the Company").

            (b) The Consultant hereby agrees and covenants that he shall not, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company), or whether on the Consultant's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Consultant's employment with the Company in the Geographic Boundary:

                  (i) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company (as defined above) without written approval from the Board of Directors;

                  (ii) Solicit, persuade or induce any customer of the Company to terminate, reduce or refrain from renewing, extending, or entering into contractual or other relationships with the Company or to become a customer of or enter into any contractual or other relationship with any other individual, person or entity for the purpose of purchasing competitive products or services; or

                  (iii) Recruit, hire, induce, contact, divert or solicit, or attempt to recruit, induce, contact, divert or solicit, any employee of the Company to leave the employment thereof, whether or not any such employee is party to an employment agreement.

            (c) The limitations set forth in Section 10(i) shall not be construed to apply to the Consultant's ownership or involvement with MCS Ventures or Adapt Advertising to the extent such ownership or involvement, does not materially interfere with the Consultant's duties and responsibilities to the Company during the term of the Consultant's employment by the Company as set forth in this Agreement.

            (d) In the event that the Consultant is uncertain whether a particular activity would be prohibited by this Section 10, he may request in writing that the Board determine in advance whether such activity is prohibited. If the Executive makes such a request, the Board shall make a determination as soon as reasonably practicable and respond to him in writing.

      11. Indemnification. The Company hereby covenants and agrees to indemnify the Consultant to the fullest extent permitted by law and to hold the Consultant harmless fully, completely, and absolutely against and in any respects to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys' fees), losses, and damages resulting from the Consultant's good faith performance of his obligations pursuant to this Agreement. The Company also hereby agrees to cover the Consultant under a directors' and officers' liability insurance policy at all times, with such coverage no less favorable than that given to other directors of the Company.

      12. Dispute Resolution. The parties agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association ("AAA"). The arbitration shall be held in the Los Angeles, California. The arbitration shall proceed in accordance with the rules of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this Section 12 shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. ss.1, et seq. The Consultant hereby waives his right to have any dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any claims under this Agreement will be arbitration.

      In the event of any legal action or other proceeding arising out of or related to or for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in that action or proceeding, including attorneys' fees, costs and expenses incurred on appeal, if any, in addition to any other relief to which such party may be entitled, from the non-prevailing party, but only to the extent permitted by applicable law.

      13. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

                  If to the Company:

                           InfoSearch Media, Inc.
                           4086 Del Rey Avenue
                           Marina Del Rey, California 90292

                  If to the Consultant:

                           Mr. Claudio Pinkus
                           1871 Kimberly Lane
                           Los Angeles, CA  90049

      14. Miscellaneous.

            (a) Telephones, stationery, postage, e-mail, the internet and other resources made available to the Consultant by the Company, are solely for the furtherance of the Company's business.

            (b) All issues and disputes concerning, relating to or arising out of this Agreement, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to that State's principles of conflicts of law. The Consultant hereby consents to jurisdiction in the courts of California.

            (c) The parties agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

            (d) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Consultant, for the Consultant's threatened or actual breach of Sections 3, 9 and 10 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Sections 3, 9 and 10 of this Agreement. The parties agree that any pursuit of equitable relief in respect of Sections 3, 9 and 10 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 12 of this Agreement.

            (e) Any waiver or inaction by the Company or the Consultant for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

            (f) The parties independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Consultant affirms that he fully understands this Agreement's meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement.

            (g) The Consultant's obligations under this Agreement are personal in nature and may not be assigned by the Consultant to any other person or entity. This Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns.

            (h) This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the parties.

            (i) This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties' entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.


Agreed to and accepted:

CONSULTANT                                COMPANY

Claudio Pinkus:                           InfoSearch Media, Inc.


                                          By:
-------------------------------------         ----------------------------------

                                          Name:
                                                --------------------------------

                                          Title:
                                                 -------------------------------

Date:                                     Date:
      -------------------------------           --------------------------------